Exhibit 99.1

CONTACT:	John Hyre, Director of Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

RETIREMENT OF W. GORDON BOYD

NEW ALBANY, OHIO, April 22, 2013 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced today that W. Gordon Boyd, President of Indian and Australian Markets for CVG, 65, will retire effective September 1, 2013.

Mr. Boyd began his CVG career as the Manufacturing Director of Mayflower Vehicle Systems (MVS) in the United Kingdom in 1993, and was appointed President of MVS in 2002. Mr. Boyd has served as a member of the senior executive team since CVG’s acquisition of MVS in 2005 through a broad range of product and market responsibilities that have spanned several divisions and multi locations.

“Mr. Boyd’s manufacturing knowledge and experience over the last 18 years has been a key contributor to the success of CVG,” stated Mervin Dunn, President and Chief Executive Officer of CVG.

Greg Wells, Asian Managing Director, will assume responsibility for the Indian market, along with his current responsibilities. Timo Haatanen, European Managing Director, will assume responsibility for the Australian market in addition to his current responsibilities. Mr. Boyd will work closely with Messrs. Wells and Haatanen over the coming months to insure a smooth transition and continuity of service of our customers, suppliers and employees.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.